Exhibit 10.1

PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

FUEL SALES AGREEMENT

This Fuel Sales Agreement (this “Agreement”), is entered into as of December 11, 2019 (the “Effective Date”) and is made by and between GEVO, INC., a Delaware corporation (“Seller”) and Delta Air Lines, Inc., a Delaware corporation (“Buyer”). Each of Seller and Buyer is referred to herein as a “Party” and collectively are referred to herein as the “Parties.” Capitalized terms not otherwise defined in this Agreement shall have the respective meanings assigned to them in the General Terms and Conditions (as defined in Section 1.1 below).

WHEREBY THE PARTIES AGREE AS FOLLOWS

Article 1	− Scope

1.1

Subject to and in accordance with the general terms and conditions that are incorporated herein by reference and attached hereto as Annex I (the “General Terms and Conditions”), Seller agrees to sell and deliver or cause to be sold and delivered, and Buyer agrees to purchase, pay for and receive, or cause to be received, the Fuel for consumption in Buyer’s Aircraft as detailed in the Location Agreements.

1.2	In the event of an irreconcilable conflict between this Fuel Sales Agreement and its Annexes, and unless expressly stated otherwise, the following rules shall apply:

a.

This Agreement shall prevail over its Annexes, save that, if Annex 1 addresses a topic not expressly addressed in the Agreement, then Annex 1 shall prevail in relation thereto and its provisions shall not be diminished by the Agreement. Subject to the foregoing, to the extent that this Agreement supplements the requirements prescribed in Annex I, no conflict shall be deemed to exist, and the provisions of this Agreement and Annex I shall be read cumulatively.

b.	This Agreement and Annex I shall prevail over Annex II, which shall be subject to the terms of this Agreement and Annex I.

1.3	All headings and titles in this Agreement are used for editorial facilitation and shall not be interpreted as affecting or influencing the meaning, content or substance of its provisions.

1.4

All Annexes to this Agreement shall constitute an integral part hereof and shall further be subject to the terms of this Agreement. Reference to the “Agreement” shall be understood to include reference to all its Annexes, whether or not explicit mention thereto has been made in other parts of the Agreement.

Article 2	− Affiliated Companies of Buyer

For the purposes of this Agreement, the Buyer Affiliates set out in Annex II will be regarded as “Affiliated Companies” of Buyer.

Article 3	− Term and Conditions Precedent

3.1	This Agreement is effective from the Effective Date and continues in full force and effect, until terminated pursuant to this Agreement or the General Terms and Conditions.

3.2

Notwithstanding anything to the contrary herein or in any Location Agreement, Seller shall not be obligated to deliver any Fuel under this Agreement or any Location Agreement unless and until the Commencement Date shall have occurred. Thereafter, Seller shall be obliged to deliver the Fuel as per the provisions hereof and the applicable Location Agreement. As used herein, the following terms shall have the respective meanings:

a.

“Commencement Date” means the date specified by Seller in a written notice to Buyer, furnished not less than sixty (60) days prior to such date, that Seller’s Facility has achieved commercial operation and is able to produce and deliver the Fuel purchased pursuant to this Agreement.

b.

“Seller’s Facility” means a facility for the production, refining and delivery of Fuel with a nameplate capacity of up to twelve (12) million USG of hydrocarbon products (including, but not limited to, biojet fuel, isooctane and isooctene) per year, to be developed and constructed by Seller at its sole expense. The Parties agree that the selection of the location for the Seller’s Facility shall be the decision of the Seller, and that, except Buyer’s obligation to pay for Delivery and Blending Costs per Article 7, any and all other costs, cost differentials or other economic impact stemming from such decision shall be the responsibility of and borne entirely by the Seller.

3.3

Notwithstanding any contrary provision hereof, if the Commencement Date has not occurred by March 1, 2023, Buyer shall have the right to cancel this Agreement and any Location Agreements (without any liability of Buyer or Seller arising therefrom) on not less than thirty (30) days prior written notice to Seller.

3.4

Seller shall keep Buyer reasonably informed as to the status of Seller’s development and construction of Seller’s Facility, including providing regular updates (not less frequently than quarterly) commencing no later than one year prior to the expected Commencement Date.

Article 4	− Location Agreements

4.1

All specific terms and conditions relating to the supply of Fuel agreed between Buyer and Seller for any given location during a certain period of time shall be detailed in a location agreement (hereinafter: “Location Agreement”).

4.2

Seller and Buyer agree that all obligations of Buyer under a Location Agreement to purchase Fuel shall be on a “take or pay” basis, such that Buyer shall pay for and receive, or cause to be received by a third party, or pay for even if not taken, all Fuel tendered by Seller to Buyer at the Delivery Point under a Location Agreement, on condition that, in tendering such Fuel, Seller has complied in all material respects with its obligations hereunder and subject to the conditions herein, including without limitation with all specifications stipulated for the Fuel, its blending and blended output. Upon refusal by Buyer to accept any Fuel tendered by Seller per the preceding sentence, Buyer shall have relinquished any rights thereto.

4.3

Upon the Parties having reached agreement on the specifics of any such location, Buyer shall forward a fully complete Location Agreement to Seller. For purposes of clarity, unless otherwise agreed in a Location Agreement, all deliveries of Fuel shall be as specified in Section 7.1. Upon receipt of a Location Agreement, Seller may reconfirm the agreement by either, at Seller’s option:

(i) Countersigning the Location Agreement and returning the document to Buyer, or

             (ii) Giving other written notice of reconfirmation.

4.4	Each Location Agreement shall form an integral part of this Agreement

4.5

A Location Agreement becomes effective on the first day of the delivery period as stated therein. The expiry date of the Location Agreement shall be the last day of the delivery period, or, in case of early termination in accordance with this Agreement or the General Terms and Conditions, the day of such early termination.

4.6

Unless otherwise set forth in a Location Agreement, the initial term of each Location Agreement shall commence on the Commencement Date and continue until the fifth (5th) anniversary of the Commencement Date, at which time the term of such Location Agreement shall automatically renew for an additional two (2) year period unless either Party shall have elected to terminate such Location Agreement as of the fifth (5th) anniversary of the Commencement Date by providing at least six (6) months’ prior notice to the other Party of such election. If such Location Agreement is the only Location Agreement in effect between the Parties at the time of such termination, the terminating Party shall also be permitted to terminate the Agreement concurrently with the termination of such Location Agreement. For sake of clarity, no such termination shall relieve a Party of obligations that have accrued under any such agreement prior to the termination thereof.

Article 5	− Pricing

5.1

Pricing under all Location Agreements shall be as set forth in this Article 5. Prices set forth in this Article 5 are exclusive of the value associated with Emissions Credits. The allocation of such value shall be governed by Section 6 below.

5.2

Pricing shall be determined at the time of delivery or deemed delivery based upon the aggregate annual volume commitment of Buyer and all other Long Term Buyers as set forth in the chart below. As used herein, a “Long Term Buyer” shall mean any airline that has entered into an agreement for the purchase of Fuel from Seller on the same or substantially similar terms and conditions as those set forth in Annex I and having a duration of not less than five (5) years. Seller shall furnish Buyer with information detailing the aggregate annual volume commitment from all other Long Term Buyers from time to time during the term of this Agreement, but due to confidentiality concerns shall not be under any obligation to disclose the identity of such Long Term Buyers.

Annual Aggregate Volume Commitment (Buyer plus all other Long Term Buyers)	Neat Price (Seller’s Facility)
10 MGPY and above	$[**] per gallon

If Seller is unable to produce a total of 10 MGPY in any annual period, the pricing set forth in the table above shall also apply to any volumes below 10 MGPY purchased by Buyer hereunder.

5.3	[**].

5.4

The pricing set forth in Section 5.2, and subject to Section 5.3, shall be fixed until the seventh (7th) anniversary of the Commencement Date. Commencing on the seventh (7th) anniversary of the Commencement Date, the price applicable to any deliveries or deemed deliveries of Fuel hereunder shall be as may be mutually agreed by the Parties to a Location Agreement.

5.5	Delivery and Blending Costs shall be payable by Buyer as set forth in Article 7.

5.6	During the term of this Agreement, Buyer shall comply with the credit support terms set forth in Annex III – Credit Support Requirements.

Article 6	– Allocation of Emissions Credit Revenues

6.1

In accordance with Section 5.6 of the General Terms and Conditions, the Parties shall share [**], the economic value of any and all Emissions Credits associated with the Fuel purchased by Buyer under this Agreement, subject, however, to allocating such revenues in accordance with this Article 6. Unless otherwise agreed by the Parties, Seller shall use commercially reasonable efforts to monetize all Emissions Credits within five (5) Business Days of the day on which such Emissions Credits are generated at a price that is no less than the OPIS price for the day on which such Emissions Credits are monetized for: CALIF. LOW CARBON FUEL STANDARD, Carbon Credit ($/MT); current year D4 BIODIESEL RIN CREDITS; or ADVANCED BIOFUEL RIN CREDITS, as applicable.

a.	Notwithstanding the foregoing and any provisions of the General Terms and Conditions to the contrary, the economic value of [**].

b.	Notwithstanding anything to the contrary herein, the allocation of the economic value of [**] shall be as follows:

i	[**].

ii	[**].

●	[**].

iii	[**].

●	[**].

iv	[**].

●	[**].

6.2	With respect to all Fuel sold to Buyer and as to which any Emissions Credits are monetized, all Emissions Credit Revenues allocable to such Fuel shall be subject to the following allocation mechanism:

a.	[**]:

i	[**]; and

ii	[**].

[**].

6.3

Within thirty (30) days following the end of a calendar quarter during the Term, Seller shall calculate the allocations described in this Article 6 and furnish a statement to Buyer detailing such allocations. Within thirty (30) days following the end of each calendar quarter thereafter, if and to the extent any Emissions Credit Revenues are realized that are attributable to the Fuel that was subject to the original calculations, Seller shall recalculate the allocations described in this Article 6 and furnish a statement to Buyer detailing such revised allocations. Any amounts due and owing from Buyer to Seller as a result of such allocations shall be due and payable in accordance with Section 9.5. Any amounts due and owing from Seller to Buyer shall be reflected as a credit on the next invoice issuable to Buyer, provided that if such an amount becomes due and owing after the final settlement of all amounts payable by Buyer hereunder, Seller shall pay such amounts to Buyer.

6.4

For sake of clarity, Emissions Credit Revenues shall be allocable to the specific quantities of Fuel the production or blending of which generated the Emissions Credits that were the source of the Emissions Credit Revenues in question, and only Emissions Credit Revenues from such Emissions Credits shall be allocable to quantities of Fuel pursuant to this Article 6.

6.5	As used herein the following terms have their respective meanings as set forth below:

a.

“Average Price” means, for any calendar quarter during the Term, the sum of (i) the average per gallon neat price payable by the Buyer pursuant to Section 5.2 above plus (ii) the average cost per gallon of the Delivery and Blending Costs charged to Buyer during such quarter.

b.

“Baseline Emissions Credit Amount” means, with respect to a quantity of Fuel, an amount equal to (i) [**] of the aggregate Emissions Credit Revenues allocable to such Fuel divided by (ii) the quantity (in gallons) of such Fuel.

c.	“Baseline Net Price” means, for any calendar quarter during the Term, an amount (in dollars per gallon) equal to (i) the Average Price less (ii) the Baseline Emissions Credit Amount.

d.

“Benchmark Petro Price” means the thirty (30) day average spot jet fuel price for market nearest to the Delivery Point, as published in the OPIS Worldwide Jet Fuel Report under the column entitled “30-Day Avg” for the first Business Day of the applicable calendar quarter (i.e., the first Business Day in January, April, July and October). For all sales of Fuel with a Delivery Point in the State of California, the Benchmark Petro Price shall be determined by reference to the “Los Angeles” market price published in the OPIS Worldwide Jet Fuel Report.

e.

“Emissions Credit Revenues” means the net revenues actually realized from the sale of Emissions Credits, after taking into account all costs incurred in making or facilitating such sales, including, without limitation, costs of compliance with Emissions Credit programs, brokerage, marketing and other similar costs.

6.6     If any applicable law is enacted, implemented, modified, amended or revoked so that the implementation of the Agreement becomes impossible, impracticable or materially inconsistent with the terms or requirements of this Agreement and/or the General Terms and Conditions, including any changes to government programs associated with the Emissions Credits or the availability of User-Specific Credits under CORSIA, the parties shall work in good faith to amend the Agreement to conform to the changed requirements or circumstances in order to maintain the original intent of the Parties hereunder and the economic conditions set forth herein.

Article 7	− Delivery and Seller’s Responsibilities

7.1	Unless otherwise agreed in a Location Agreement, all deliveries of Fuel shall be to one of the following terminal facilities specified by the Buyer: [**].

7.2	As used herein the following terms have their respective meanings as set forth below:

a.	[**].

b.	[**].

c.	[**].

7.3	Delivery shall occur when the Fuel passes the last inlet flange connection of the receiving system at the applicable terminal facility (the “Delivery Point”).

7.4

Seller shall, on Buyer’s behalf and at Buyer’s sole cost and expense, and in accordance with this Agreement, Applicable Laws and applicable industry standards, provide, or cause to be provided, (i) transportation from the Seller’s Facility to the Delivery Point of all quantities of Fuel made available hereunder to Buyer and (ii) storage and blending of the Fuel with conventional Jet A Fuel prior to delivery to the Delivery Point. All reasonable costs incurred from Seller’s Facility to the Delivery Point (the “Delivery and Blending Costs”) shall be invoiced to Buyer without markup by Seller, and Seller shall furnish to Buyer such information and documentation as may be reasonably necessary to evidence such costs concurrently with any invoice delivered pursuant to Article 9 - Invoicing and Payment Terms. As of the date hereof, the Parties anticipate that the following will be included within the Delivery and Blending Costs: (i) the cost of transportation between Seller’s Facility and the off-airport storage facility; (ii) storage costs at the off-airport storage facility; (iii) blending costs at the off-airport storage facility, including expenses to secure permissions and authorizations needed for the blending of the Fuel with conventional Jet A Fuel; and (iv) the cost of transportation between the off-airport storage facility and the Delivery Point. The cost of the Jet A Fuel used for blending shall not be considered a Delivery and Blending Cost to be borne by Buyer. Upon Buyer’s reasonable request, Seller shall provide to Buyer an estimate of the applicable Delivery and Blending Costs. Notwithstanding anything to the contrary herein, Seller agrees that in no event shall Delivery and Blending Costs for Fuel delivered hereunder exceed an amount equal to [**] per gallon, and any costs in excess of such amount shall be paid by Seller.

7.5

Seller shall further be responsible for securing all permissions and authorizations needed for the blending of the Fuel with conventional Jet A Fuel and for the conduct and output of such blending according to the standards and specifications agreed herein; provided, however that all such costs shall be borne by Buyer as part of the Delivery and Blending Costs; provided, however, that as set forth in Section 7.4, the cost of the Jet A Fuel used for blending shall not be considered a Delivery and Blending Cost to be borne by Buyer . Without prejudice to the generality of the foregoing and without the scope of the foregoing being deemed reduced, Seller shall also be responsible for securing recertification / approval of the blended output, including product gains recertification, after blending. Seller shall pass any and all reasonable costs associated with the blending and certification of the Fuel through to Buyer (without any markup thereon) as part of the Delivery and Blending Costs and shall include such costs as a separate line item on each invoice, albeit without prejudice or limitation to Seller’s obligations and responsibility in relation to the blending activities.

7.6	Should delivery for Fuel purchased by the Buyer not be due to the Buyer, but a third party or Affiliate designated by the Buyer, Seller’s obligations hereunder shall also apply for such delivery.

Article 8	− Minimum Annual Contract Quantity

The “Minimum Annual Contract Quantity” shall be 10 Million gallons per year, or if Seller is unable to produce a total of 10 Million gallons per year, the amount of Fuel actually produced by Seller. As set forth in Section 4.2 and Section 5.2, Seller shall sell and deliver, or cause to be delivered, and Buyer shall purchase and receive, or cause to be received, at the Delivery Point, or pay for even if not taken, the Minimum Annual Contract Quantity of Fuel per year, beginning on and continuing after the Commencement Date through the fifth (5th) anniversary of the Commencement Date; provided, however, that if the term is renewed for an additional two (2) year period, such obligation shall continue through such renewal period.

Subject to Annex I, Section 5.5, Seller shall adhere to the delivery schedule agreed in writing between the Parties. Until such time as Seller has sold out the capacity of Seller’s Facility, Seller may, in Seller’s sole discretion, offer to Buyer the option to purchase additional gallons of Fuel from Seller on the same terms and conditions as set forth in the Agreement. Buyer may meet the Minimum Annual Contract Quantity requirement through one or more Location Agreements.

Article 9	− Invoicing and Payment Terms

Unless otherwise agreed in the Location Agreement, the following shall apply:

9.1

Seller shall issue an invoice for each shipment of Fuel tendered for delivery to Buyer under the applicable Location Agreement, which shall contain the following information: (a) the volume of Fuel in the applicable shipment; (b) the price per U.S. gallon of Fuel; (c) a description of applicable taxes, fees or other charges; (d) total amount due on the invoice; (e) the date of the shipment; (f) the Delivery note reference, (f) any Delivery and Blending Costs payable by Buyer pursuant to a provision of this Agreement, and; (g) any other information Buyer may reasonably request in advance, including without limitation any supporting evidence for the costs covered by preceding subparagraph (f). A Delivery Note must accompany each invoice.

9.2	Invoices shall be sent via email to: Fuelaccounting.delta@delta.com

9.3

Invoices for Fuel delivered or deemed delivered to companies for which Buyer is acting as an Agent only shall be sent directly to the agreed company without any involvement of Buyer, unless otherwise directed by Buyer in advance in writing.

9.4	Unless otherwise specified in the respective Location Agreement, invoices shall be issued and payment shall be effected in United States Dollars (“USD”).

9.5	The payment terms shall be as follows:

a.

Payment by Buyer on each invoice shall be net [**] from the date of issue of an invoice complying with the requirements of Sections 9.1 and 9.2 above. Payment shall be made by wire transfer of immediately available funds in United States Dollars. Details about the Seller’s banking information are set forth in Section 9.6 below.

b.

Absent manifest error, Buyer shall pay all disputed and undisputed amounts due under each invoice without netting or offsetting. In the case of manifest effort, the correct amount shall be paid disregarding such error, and necessary correction and consequent adjustment shall be made within five (5) Business Days after agreement of the correct amount.

c.

If a Party invoiced and received payment of a sum subsequently determined not to have been payable under this Agreement, such Party shall pay interest to the other Party on such amount on and from the date when such sum was originally paid and including the date of its repayment at a rate (the “Interest Rate”) equal to the lower of: (a) the Prime Rate plus three percent (3%), or (b) the maximum rate permitted by Applicable Law. Any amount not paid by a Party when due shall bear interest from and including the date payment was originally due to and including the actual date of payment at the Interest Rate. As used in this Article 8, “Prime Rate” means for any day the rate of interest from time to time reported by The Wall Street Journal as the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty (30) largest banks for such date, or if such rate ceases to be published, such successor rate as mutually agreed between the Parties that approximates the same interest level.

9.6	Payments shall be transferred to the Seller’s bank account as provided for in the applicable invoice.

Article 10	− Insurance

10.1

Until all obligations under this Agreement are satisfied, and without limiting Seller’s indemnification obligations under the Agreement, Seller shall procure and maintain the following insurance policies from insurers with an AM Best rating of B+ VI or a comparable rating:

a.

Workers’ Compensation covering obligations imposed by federal and state statutes with jurisdiction over Seller’s employees and Employer's Liability insurance of at least Five Hundred Thousand Dollars USD ($500,000).

b.

Commercial General Liability insurance with a minimum limit of Two Million Dollars USD ($2,000,000) per claim for bodily injury or death and broad form property damage. The policy shall cover bodily injury, property damage, personal injury, products and completed operations, and broad form contractual liability coverage including, but not limited to, the commercially insurable liability assumed under Seller’s indemnification obligations set forth in the Agreement.

c.

Business Automobile Liability insurance with a limit for bodily injury and property damage of a minimum limit of One Million Dollars USD ($1,000,000) each occurrence with respect to any and all vehicles of Seller’s, whether owned, hired, leased, borrowed, or non-owned, assigned to or used in connection with Seller’s performance of the Agreement; and

d.

Environmental Impairment Liability insurance with a limit and annual aggregate of One Million Dollars USD ($1,000,000), which shall include coverage for all actions, omissions, or active or passive negligence, for bodily injury, property damage, defense costs and environmental remediation costs with respect to releases of hazardous substances at Seller’s Facility, including Fuel prior to delivery.

10.2

Additional Insureds. Except for Workers’ Compensation, all the policies required in this Article 10 shall name Buyer and its Affiliates as an additional insured whether in its/their capacity as Buyer or as a reseller of the Fuel.

10.3

Primary. The policies shall stipulate that the insurance required by this Article 10 shall be primary insurance and that any insurance or self-insurance carried by Buyer shall not be contributory insurance.

10.4

Recovery Rights. Seller shall waive, and require its insurers to waive, any and all recovery rights to which any insurer of Seller may have against the Buyer by virtue of the payment of any loss under any insurance.

10.5

Maintenance of Insurance Policies Following Termination or Expiration. To the extent that the insurance policies required under this Article 10 are not occurrence-based policies, except for Workers’ Compensation, Seller shall maintain claims made policies for at least three (3) years following termination of the Agreement.

10.6

Severability of Interest. All policies required under this Article 10 except for Workers’ Compensation, shall contain a severability of interest provision, and shall not contain any commutation clause or any other provision that limits third party actions over claims.

10.7

Evidence of Insurance. Upon Buyer’s request, Seller shall provide documentary evidence in a form and content acceptable to Buyer, confirming to its satisfaction that the required insurance policies have been obtained and will remain in effect as required by this Article 10.

10.8	Notice of Material Changes. Seller shall provide Buyer with at least thirty (30) days’ written notice prior to any material changes in or cancellation of any insurance policies.

Article 11	− Governing Law

The validity, construction and performance of this Agreement shall be governed by New York law without giving effect to any choice-of-law provision or rule (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

Article 12	− Disputes

The Parties shall attempt to resolve any disputes under this Agreement through negotiation prior to resorting to other dispute resolution mechanisms. If the Parties are unable to do so after using reasonable good faith efforts, the federal or state courts situated in New York County, New York, United States of America, have exclusive jurisdiction over the resolution of all disputes that arise under this Agreement, and each Party irrevocably submits to the personal jurisdiction of such courts. The United Nations Convention on Contracts for the International Sale of Goods shall not be applicable to the parties’ rights or obligations under this Agreement.

Article 13	− Financing Cooperation

Without diminishing Seller’s obligations and Buyer’s rights hereunder, Buyer acknowledges that Seller may elect to finance all or part of its costs of the transactions contemplated by this Agreement, including the costs of the construction of Seller’s Facility. Buyer shall use commercially reasonable efforts to provide all cooperation reasonably necessary in connection with any financing efforts that Seller may undertake in connection with financing Seller’s Facility, as may be reasonably requested by Seller; provided that such efforts shall not (i) relieve Seller of any of its obligations under this Agreement; (ii) decrease the economic benefits, or increase the costs, of the transactions contemplated by this Agreement to Buyer; or (iii) create increased economic or legal risk to Buyer in connection with the transactions contemplated by this Agreement. In furtherance of the foregoing, Buyer agrees that it will not unreasonably withhold its consent to a customary collateral assignment for security purposes of this Agreement for the benefit of such Person(s) providing such financing, as may be reasonably necessary and appropriate for such financing, provided that none of the terms of such consent shall (i) relieve Seller of any of its obligations under this Agreement; (ii) decrease the economic benefits, or increase the costs, of the transactions contemplated by this Agreement to Buyer; or (iii) create increased economic or legal risk to Buyer in connection with the transactions contemplated by this Agreement.

Article 14	− Assignment

14.1

Neither Party may assign its obligations under this Agreement, in whole or in part, without the prior written consent of the other Party. Either Party may, however, assign its obligations to any Affiliate of such Party without the prior written consent of the other Party, provided that in such event, but subject to Section 14.2 below, the assigning Party shall be jointly and severally liable for the performance by such Affiliate of the Agreement.

14.2	Notwithstanding the foregoing, Seller may, without the prior written consent of Buyer:

a)	Assign this Agreement to any Person acquiring all or substantially all of the assets comprising Seller’s Facility;

b)	Collaterally assign this Agreement to any Person providing financing or other security in connection with Seller’s Facility; or

c)	Assign this Agreement to any special purpose vehicle in connection with a financing.

With respect to any assignment pursuant to Sections 14.2(a) or 14.2(c), the assigning Party shall be released from all obligations and liabilities under this Agreement provided that Buyer shall have no greater overall liability, obligation or costs or any diminution of rights under this Agreement.

Article 15	− Public Announcements

Neither Party will, without the other Party’s prior written consent in each instance (a) use in advertising, publicity or marketing communications of any kind the name or other trademarks of the other Party or any of its Affiliates, or any employee of either, or (b) represent, directly or indirectly, that any product or service provided by a Party has been approved or endorsed by the other Party or any of its Affiliates. Notwithstanding the foregoing, Seller and Buyer agree to publicly disclose, via a mutually agreed upon press release, aspects of the commercial plan for Buyer to serve as a purchaser of Fuel from Seller’s Facility at such time as Seller and Buyer shall mutually agree at their respective unfettered discretions, save that, as a condition precedent for such disclosure/publication, each Party shall coordinate with and shall receive the written consent of the other Party with respect to such disclosure/publication, and shall so provide advance copies to the other Party for review of the text of any proposed announcement/publication prior to the dissemination thereof to the public or to any person other than employees, consultants, representatives, Agents, advisors, contractors or subcontractors of any tier, who agree to keep such information confidential.

Notwithstanding the foregoing, either Party shall be permitted to make any and all required disclosures of the Agreement and the transactions contemplated thereunder in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, filing the Agreement with the SEC in connection with a Form 8-K, 10-Q or 10-K, albeit to the extent that may be so required, subject to the right of the other Party and its counsel to review copies of any such proposed filing or filings in advance thereof and comment thereon, and the obligation of the disclosing Party to accept any comments reasonably requested by the non-disclosing Party or its counsel with respect to the description of the disclosing Party in such filing or filings or with respect to the redaction of trade secrets or competitively sensitive information contained therein.

Article 16	− Counterparts

This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall constitute a duplicate original and all counterparts together shall constitute one and the same instrument. Buyer shall only be bound by this Agreement upon its execution and return of such executed counterpart to the Seller. The Parties acknowledge and agree that any document or signature delivered by facsimile, PDF or other electronic transmission shall be deemed to be an original executed document for the purposes hereof and such execution and delivery shall be considered valid, binding and effective for all purposes.

[Remainder of Page Intentionally Left Blank]

In witness whereof the Parties hereto have executed this Agreement in twofold.

GEVO, INC., as “Seller” /s/ Timothy J. Cesarek Name: Timothy J. Cesarek Title: Chief Commercial Officer	Delta Air Lines, Inc., as “Buyer” /s/ Graeme Burnett Name: Graeme Burnett Title: SVP Fuel Management

ANNEX I

GENERAL TERMS AND CONDITIONS FOR
FUEL SALES AGREEMENT

to the Fuel Sales Agreement Between Buyer and Seller
dated December 11, 2019

1.     DEFINITIONS

The following terms, when capitalized, shall have the meaning defined hereinafter, unless the context otherwise requires:

Affiliate: means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

Agent: One that acts or has the power or authority to act for or represent another.

Agreement: Any agreement for aviation fuel supply into which these General Terms and Conditions have been incorporated.

Applicable Law: in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations, or awards of any applicable Governmental Authority or duly authorized official, court or arbitrator thereof, in each case now existing or which may be enacted or issued after the date of this Agreement.

Business Day: every day other than a Saturday or Sunday or any other day on which banks in the State of New York are permitted or required to remain closed.

Buyer Indemnitees: Buyer and its Affiliated Companies, together with all of their respective officers, directors, employees, advisors, servants, Agents, subcontractors and representatives.

Buyer’s Aircraft: the aircraft owned, leased, operated by or on behalf of Buyer or Buyer’s Affiliated Companies.

Claim: means any claim, action, dispute, proceeding, demand, or right of action, whether in law or in equity, of every kind and character.

Confidential Information: shall have the meaning set forth in Section 15.1.

Contaminated Fuel: Fuel that is cross-contaminated by other products, including but not limited to other fuel grades or additives, that could put the fuel off-specification, contains unacceptable levels of particulates or water — fails the visual clear and bright check or exceeds the cleanliness limits set out in IATA Guidance Material for Aviation Turbine Fuel Specifications, Part III, Cleanliness and Handling, or contains unacceptable levels of microbiological growth.

CORSIA: the Carbon Offsetting and Reduction Scheme for International Aviation currently under development by the International Civil Aviation Organization.

Defaulting Party: shall have the meaning set forth in Section 12.1.

Delivery Note: A document, produced in writing or by electronic means, accurately and clearly stating the date of receipt, time, product description, meter readings and quantity delivered in U.S. gallons, in accordance with Seller’s normal practices, or any additional information the Parties may agree upon.

Emissions Credits: any current or future recognition, award, or allocation of offsets, credits, allowances, or other tangible rights issued under or benefits resulting from a state, regional, federal, or international program or private contract, created or generated by or from the production or blending of renewable fuels, including without limitation, any Renewable Identification Numbers as defined in the Renewable Fuel Standard Program under the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 and implementing regulations, any credits pursuant to the Low Carbon Fuel Standard Program pursuant to the California Assembly Bill AB 32, and any federal blender/production tax credit.

Event of Default: shall have the meaning set forth in Section 12.1.

Fuel: Alcohol to jet synthetic paraffinic kerosene derived from renewable isobutanol compliant with ASTM Standard Specification D7566 Annex 5, “Standard Specification for Aviation Turbine Fuel Containing Synthesized Hydrocarbons” appropriate for blending with Jet A Fuel (as defined below).

Governmental Authority: means any federal, state, county, municipal, regional, native or tribal authority of the United States, any state thereof or the District of Columbia, or any country with jurisdiction over either Party, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory or administrative function of government.

ICAO Doc 9977: Manual on Civil Aviation Jet Fuel Supply.

Intellectual Property: means recognized protectable intellectual property of a Person, such as patents, copyrights, corporate names, trade names, trademarks, trade dress, service marks, applications for any of the foregoing, software, firmware, trade secrets, mask works, industrial design rights, rights of priority, know how, design flows, methodologies and any and all intangible protectable proprietary information that is legally recognized.

ISCC: means International Sustainability and Carbon Certification.

Jet A Fuel: Aviation jet fuel compliant with ASTM Standard Specification D 1655 for Aviation Turbine Fuels Jet A / Jet A-1 latest issue.

Losses: all liabilities, losses, damages, fines, penalties, judgments, demands, and costs and expenses of any kind or nature, including reasonable attorneys’ and experts’ fees and expenses incurred in litigation or dispute resolution.

Non-Defaulting Party: shall have the meaning set forth in Section 12.1.

Off-Specification Fuel: Fuel, which is found not to be in accordance with the relevant quality specification set forth in the Agreement.

Person: an individual, partnership, corporation, business trust, joint-stock company, trust, unincorporated association, joint venture, governmental entity, limited liability company or any other entity of whatever nature.

Renewable Energy Directive: means Directive 2009/28/EC of the European Parliament and of the Council of 23 April 2009 on the promotion of the use of energy from renewable sources, as may be modified or replaced in a manner consistent with the Proposal for a Directive of the European Parliament and of the Council on the promotion of the use of energy from renewable sources (recast) COM/2016/0767 final/2 - 2016/0382 (COD), repealing Directive 2009/28/EC of the European Parliament and of the Council of 23 April 2009 on the promotion of the use of energy from renewable sources.

RSB: the Roundtable on Sustainable Biomaterials.

Seller Indemnitees: Seller and its Affiliates, together with all of their respective officers, directors, employees, advisors, servants, Agents, subcontractors and representatives.

Sustainability Certification: a certification demonstrating compliance with the sustainability criteria pursuant the Renewable Energy Directive, issued by a voluntary national or international certification scheme recognized by the European Commission, including, but not limited to, ISCC or RSB.

Third Party: means any Person other than a Party or an Affiliate of a Party.

User-Specific Credits: any current or future recognition, award, or allocation of offsets, credits, allowances, or other tangible rights issued under or benefits resulting from a state, regional, federal, or international program or private contract, created or generated by or from the use of renewable fuels, including without limitation any credits arising under CORSIA.

Capitalized terms used by not defined in this Annex I shall have respective meanings given to them in the Agreement.

2.     REPRESENTATION & COMPLIANCE WITH APPLICABLE LAW.

Each Party contracts hereunder on its own behalf.

2.1

Each Party contracts hereunder on its own behalf and, with respect to Buyer, as Agent for its Affiliated Companies in respect of their rights and obligations under the Agreement. Buyer warrants (i) that it has been duly authorized by its Affiliated Company to enter into this Agreement on behalf of each and (ii) that each Affiliated Company shall be bound by the terms and conditions of this Agreement in respect of deliveries of Fuel made to them and responsible for any liabilities arising there from. Provided that if a Party is in breach of the warranties given under this Clause, it will indemnify the other Party’s indemnitees in respect of all costs, losses damages, expenses or liabilities incurred by the other Party’s indemnitees as a result of that breach. For the purposes hereof, Buyer’s Affiliated Companies are set out in the Location Agreement and may be amended to include or exclude any other company or entity which may be agreed in writing between the Buyer and Seller from time to time. Buyer shall be jointly and severally liable for the performance by the Affiliated Company of the Agreement.

2.2

This Agreement is subject to all present Applicable Laws and any future Applicable Law imposed by Governmental Authorities having jurisdiction over the Parties. In performing its obligations hereunder, each Party warrants that it shall comply with all Applicable Laws now and then in-effect applicable to such Party.

3.     SPECIFICATIONS AND REQUIREMENTS

3.1

Seller warrants that the Fuel produced shall comply with ASTM Standard Specification D7566 Annex 5, “Standard Specification for Aviation Turbine Fuel Containing Synthesized Hydrocarbons” at the time of delivery at the Delivery Point. Seller further warrants that prior to the time of delivery Seller shall secure the applicable recertification or approval of the blended output and that at the time of delivery at the Delivery Point such blended output shall comply with ASTM Standard Specification D1655.

3.2	Any other supply specification requires approval by Buyer and a complete specification must be attached to the Agreement.

3.3

EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 3.1, THERE ARE NO GUARANTEES OR WARRANTIES HEREIN, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS OR SUITABILITY OF THE FUEL FOR ANY PARTICULAR PURPOSE OR OTHERWISE.

3.4     Seller’s Intellectual Property Infringement Indemnity.

a)

If an action is brought or threatened against Buyer claiming that Buyer’s use, as permitted herein, of the Fuel infringes any Intellectual Property rights arising or existing under Applicable Law, Seller shall defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Claims and Losses of Buyer and its Affiliates to the extent arising from such action or claim.

b)

If Buyer’s permitted use of the Fuel is materially impaired, Seller shall use commercially reasonable efforts, at its expense, to continue its supply obligations under this Agreement, including at its own election and expense (i) to substitute an equivalent non-infringing product for the allegedly infringing Fuel, (ii) to modify the allegedly infringing Fuel so that it no longer infringes but remains functionally equivalent or better or (iii) to obtain for Buyer the right to continue using such Fuel; provided, however, that in all cases the Fuel shall comply with the specifications set forth in Section 3.1 above. If the Fuel does not qualify for Emissions Credits or User-Specific Credits under CORSIA as a result of any such substitution, the price paid by Buyer shall be reduced by the amount of the credit that Buyer would have otherwise received hereunder. Seller shall, prior to proceeding with any of the foregoing actions, consult with Buyer as to the proposed action and consider in good faith any reasonable request of Buyer in respect thereof. Nothing herein constitutes a guarantee by Seller that such efforts will succeed in avoiding the infringement claim or that Seller will be able to replace the infringing Fuel with a product of comparable functionality or effectiveness. If Seller reasonably believes that an injunction against use of the Fuel may be granted against Buyer, either imminently or with the passage of time, Seller may at its expense, and upon reasonable prior written notice to Buyer, take any of the foregoing actions in order to minimize its liability.

c)

This Section 3.4 does not apply to, and Seller assumes no liability with respect to, Claims and Losses for patent infringement or copyright infringement or improper use of other proprietary rights (including any license or Intellectual Property, whether by way of copyright or otherwise) to the extent that such Claims or Losses relate, in whole or in part, to (i) Buyer’s modification or alteration of the Fuel (except to the extent permitted by this Agreement), made without Seller’s written consent or contrary to Seller’s instructions, or (ii) the combination of the Fuel with other products or materials after the Delivery Point, other than the combination of the Fuel with other fuel meeting the ASTM Standard Specification D1655 while in storage at the on-airport storage facility.

d)

The foregoing provisions of this Section 3.4 state the entire liability and obligations of Seller and its Affiliates, and the exclusive remedy of the Buyer Indemnitees, with respect to any actual or alleged infringement of patents, copyrights, trademarks or other Intellectual Property by the Fuel sold and delivered hereunder.

e)

Buyer shall promptly notify Seller in writing following receipt of written notice of any claims alleging infringement of patents or other proprietary rights (including Intellectual Property) in connection with Buyer’s permitted use of the Fuel or Seller’s performance of its supply obligations under this Agreement, and shall provide Seller with all information in its possession relevant to such claim.

3.5

If an action is brought or threatened against Seller claiming that any condition or event described in Section 3.4(c) results in an infringement upon any Intellectual Property arising or existing under Applicable Law, Buyer shall defend, indemnify and hold harmless the Seller Indemnitees at Buyer’s expense from and against any and all Claims and Losses of Seller Indemnitees to the extent arising from such action or claim.

4.     QUALITY

4.1

Seller must ensure that Fuel is not contaminated and that the quality of Fuel delivered to the Buyer is maintained at all times throughout the supply chain from the refinery to the Delivery Point and during blending and recertification. For this purpose, and subject to the remaining provisions of the Agreement, Seller shall ensure that the policies, standards, procedures and any other practices recommended in ICAO Doc 9977 are implemented and complied with by the Seller, Seller’s Agents, suppliers, operators and any other parties engaged in the operation and/or the supply of Fuel.

5.     DELIVERY & EMISSIONS CREDITS

5.1	Title to and risk of loss of the Fuel shall pass to Buyer at the Delivery Point.

5.2

Seller’s measurement shall be accepted as prima facie evidence of the quantities of Fuel delivered, but Buyer shall be entitled to check the accuracy of the instruments used by Seller upon reasonable notice during Seller’s normal operating hours in the presence of Seller’s representative. Determinations of quantities made in accordance with international industry practice shall be binding.

5.3

Any Fuel or blend thereof sold under the Agreement, which is found to be Off-Specification Fuel or Contaminated Fuel may be rejected by Buyer, at Buyer’s sole discretion. Buyer shall not be required to pay Seller for any Off-Specification Fuel or Contaminated Fuel rejected by Buyer hereunder, or for any output rejected by Buyer that is not blended in accordance with the specification agreed in writing by the Parties.

5.4

Without prejudice to Seller’s other obligations and Buyer’s rights under this Agreement, Seller shall pro-actively take reasonable steps to keep informed, and will use its best endeavors to ensure that Buyer is notified as soon as practicable

a)

of any matter that could reasonably be expected to impact Seller’s ability to supply Buyer in accordance with the Agreement; Seller will provide Buyer with relevant information regarding the matter and any Seller planned actions to minimize any impact on Buyer, and in the case of any disruption to supply, provide daily updates or relevant information in writing until the supply disruption is resolved; and

b)	of any infrastructure works which Seller may be aware of and which potentially may impact available supply to the Buyer.

5.5

The Parties shall reasonably cooperate to establish a mutually agreeable monthly delivery schedule for Fuel to be delivered hereunder, taking into account the capabilities of Seller’s Facility and Seller’s obligations to its other customers, it being the expectation that such schedule shall provide for delivery of the Minimum Annual Contract Quantity substantially on a ratable basis, provided that Buyer may request a reasonable variation to the monthly amount with sixty (60) days’ advance written notice (but without limiting Buyer’s obligation to take and pay for the Minimum Annual Contract Quantity for the year in question); provided, however, that Buyer shall pay for and receive, or cause to be received by a third party, or pay for even if not taken, at least twenty percent (20%) of the Minimum Annual Contract Quantity on a quarterly basis.

5.6

The Parties shall share [**], the economic value of any and all Emissions Credits associated with the Fuel purchased by Buyer under this Agreement, subject, however, to allocating such revenues in accordance with Article 6 of the Agreement. The Parties will cooperate to monetize the credits in the most efficient fashion.

5.7          Buyer shall be entitled to realize [**] User-Specific Credits associated with the Fuel delivered hereunder, as well as [**]. Buyer shall have the right to apply for, claim, use, sell, convey, transfer or otherwise receive the benefits of any such User-Specific Credits in its sole discretion.

5.8

On or before the Commencement Date, Seller shall present to Buyer evidence that it has completed any registration, certification, permitting, licensing and all requirements required by the U.S. Environmental Protection Agency (“EPA”) and California Air Resources Board (“CARB) to generate applicable Emissions Credits, and that the Fuel will generate: (a) Renewable Identification Numbers (“RINs”) under the Renewable Fuel Standard (“RFS”) program administered by the EPA; and (b) credits under the State of California’s Low Carbon Fuel Standard (“LCFS”) program administered by CARB. If the Fuel fails to generate the foregoing Emissions Credits as of the Commencement Date (including D4 RIN and California LCFS with [**] as defined on the date of this Agreement), the purchase price for the Fuel shall be reduced by the portion of the value of the foregoing Emissions Credits that Buyer otherwise would have received. Such value shall be calculated by reference to the OPIS monthly mean/average for: CALIF. LOW CARBON FUEL STANDARD, Carbon Credit ($/MT); current year D4 BIODIESEL RIN CREDITS; or ADVANCED BIOFUEL RIN CREDITS, as applicable. Seller shall also, as of the Commencement Date, cause the Fuel to qualify as a biofuel pursuant to the RSB Standard as set forth and published by the Roundtable on Sustainable Biomaterials.

5.9       The Parties acknowledge that as of the date hereof there are various Emissions Credits and User-Specific Credits related schemes or programs currently under consideration (e.g., CORSIA and the Renewable Energy Directive) but which have not yet been finalized. On or before the Commencement Date, Seller agrees to obtain, at Seller’s cost and expense, a Sustainability Certification with respect to Seller’s Facility. In addition, by the later of: (i) the Commencement Date, and (ii) the date CORSIA goes into effect, Seller shall cause the Fuel to be certified as an eligible fuel for participation in CORSIA. If Seller has not caused the Fuel to be certified as an eligible fuel for participation in CORSIA within the time frame set forth in the preceding sentence, Seller shall have an additional six (6) month period to cure such failure. If Seller has not obtained such certification under CORSIA within such six (6) month cure period, Buyer shall have the right to terminate the Agreement on twenty (20) days’ written notice to Seller, without any further liability of either Party arising out of such termination. After obtaining the same, Seller shall maintain such Sustainability Certification and certification under CORSIA for the duration of the Term. If the Fuel fails to be eligible for emission offset measures under the Renewable Energy Directive or fails to qualify as a CORSIA eligible fuel, the purchase price for the Fuel shall be reduced by the portion of the economic value of the applicable credits that Buyer otherwise would have received under such programs pursuant to this Agreement. Notwithstanding the previous sentence, if the Fuel subsequently becomes eligible for CORSIA or for emission offset measures under the Renewable Energy Directive, the reduction in purchase price for the Fuel in connection with such initial ineligibility shall be reversed. To the extent the subsequent eligibility entitles the Fuel to earn any applicable credits retroactively, Seller may reverse such reduction in price retroactively.

5.10      The intent of the parties is for the parties to [**]. To the extent a recognition, award, or allocation of offsets, credits, allowances, or other tangible rights scheme or regime applicable to the Fuel is established such that it is not clear whether an Emissions Credit or User-Specific Credit is generated or created, Seller and Buyer shall first attempt to reach mutual agreement on the allocation of such recognition, award, or allocation of offsets, credits, allowances, or other tangible rights scheme or regime applicable to the Fuel in accordance with the foregoing intent and, if such allocation is not possible, Seller and Buyer agree to take such steps as may be necessary and appropriate to share equally in the economic value of such recognition, award, or allocation of offsets, credits, allowances, or other tangible rights applicable to the Fuel. In the event and to the extent that a recognition, award, or allocation of offsets, credits, allowances, or other tangible rights scheme or regime applicable to the Fuel allows for dual use of a recognition, award, or allocation of offsets, credits, allowances, or other tangible rights applicable to the Fuel both as an Emissions Credit and a User-Specific Credit, Seller and Buyer agree that [**] shall be entitled to the User Specific Credit attribute and [**] be entitled to the Emissions Credit attribute; provided that if such recognition, award, or allocation of offsets, credits, allowances, or other tangible rights scheme or regime applicable to the Fuel allows only the Emissions Credit or the User-Specific Credit to be used, but not both, then Seller and Buyer agree to take such steps as may be necessary and appropriate to maximize the economic value of such credits and to share equally therein. As new or modified schemes and regimes for recognition, award, or allocation of offsets, credits, allowances, or other tangible rights applicable to the Fuel arise in the future, Seller and Buyer agree to cooperate in good faith to confirm in writing the allocation of such recognition, award, or allocation of offsets, credits, allowances, or other tangible rights applicable to the Fuel in accordance with the foregoing principles. If, pursuant to the foregoing, the Parties agree to share in new or modified schemes and regimes, and, following and in accordance with such agreement, the Fuel fails to generate the applicable credits or attributes, the purchase price for the Fuel shall be reduced by the value of such credits or attributes that Buyer otherwise would have received.

6.     INSPECTIONS, AUDITS AND SAMPLES

6.1

Buyer or its representative shall have the right to perform a (technical) survey, audit or inspection of Seller’s records on quality control and checks of the Fuel. The records set forth in this Section 6.1 shall be made available for inspection or survey, as the case may be, by Buyer at Seller’s facility. A (technical) survey or inspection shall be made during normal working hours. Buyer shall give reasonable notice of its intention to perform a technical survey or inspection as provided in this Section 6.1, and shall use its best endeavors not to hinder, delay or disrupt Seller’s activities.

6.2

Buyer or its representative shall have the right to obtain samples of the Fuel intended to be delivered to Buyer in accordance with the Agreement, to be taken by Seller or Seller’s representative with Buyer having the right to be present. Buyer shall give Seller reasonable advance notice of its intention to obtain samples.

7.     COMPLAINTS & CLAIMS

7.1	Complaints as to short delivery or delays shall be notified to Seller at the time of delivery, followed by a written claim to be made within fifteen (15) days after delivery.

7.2	Complaints as to defects in quality or any other matter shall be notified to Seller as soon as practicable, followed by a written claim to be made within thirty (30) days after delivery.

7.3

If the claim is not made within either the 15-days period or the 30-days period, respectively, it represents a waiver of the right to claim. In no event is a waiver of the right to claim made or implied by a signature or any other statement on the Delivery Note, irrespective of whether or not such Delivery Note contains conditions implying such waiver.

8.     DUTIES, TAXES AND CHARGES

8.1

Buyer shall pay any taxes, fees or other charges, imposed by any national, local or airport authority on the delivery, sale, inspection, storage and use of Fuel, except for taxes on Seller’s income and taxes on raw material. To the extent allowed, Seller shall show these taxes, fees and other charges as separate items on the invoice for the account of Buyer.

8.2

Seller shall keep Buyer informed at all times about the taxes, duties and charges existing or to be charged to Buyer. Should Seller, however, in good faith provide inaccurate or incomplete information to Buyer, Buyer shall not be relieved of the obligation to pay. Buyer may, or at Buyer’s request, Seller shall, as an applicable nominal party, take all actions necessary to contest the validity, applicability or any other like challenge with respect to the amount or application of such taxes, duties and charges (including but not limited to withholding of any tax) and shall institute actions to recover past or anticipated payments thereof, provided, as to withholding of any tax, that Buyer gives Seller an indemnity which meets any reasonable requirement of Seller. Unless other arrangements are made, all actions taken in this respect shall be at Buyer’s sole expense. If Buyer is entitled to purchase any Fuel sold pursuant to the Agreement free of any taxes, duties or charges, Buyer shall deliver to Seller a valid exemption certificate for such purchase.

9.     FORCE MAJEURE

9.1

In addition to any waivers (arising out of the same or other causes) provided by operation of law, no failure or omission by either Party to carry out or observe any of the provisions of the Agreement (except for Section 9.6 hereunder) shall give rise to any claim against that Party, or be deemed to be a breach of the Agreement, if the same shall arise out of a Force Majeure event. A Force Majeure event for the purposes of this Agreement means any cause not within the reasonable control of the Party claiming Force Majeure (whether or not foreseeable) and not occasioned by such Party’s fault or negligence that prevents or delays, in whole or in part, such Party’s performance of one or more of its obligations under this Agreement. Provided that they satisfy the foregoing requirements, Force Majeure events may include such causes as labor disputes, strikes, governmental intervention, or the Party’s response to the insistence of any governmental instrumentality or Person purporting to act therefore, terrorism, wars, civil commotion, hijacking, fire, flood, accident, storm or any act of God.

9.2

Notwithstanding the provisions of Section 9.1, neither Party shall be relieved by reason of Force Majeure of any obligation to make payment under the Agreement. Neither the ability of Buyer to obtain better economic terms for Fuel from an alternative supplier, nor any cost increase resulting from a circumstance that in itself is not a Force Majeure event, however substantial, in Seller’s performance of the Agreement, as applicable, shall constitute Force Majeure. The default of a sub-supplier or subcontractor shall not constitute a Force Majeure event (except to the extent the sub-supplier or subcontractor is affected by a Force Majeure event).

9.3

The Party affected by the Force Majeure shall use all reasonable endeavors to remove such reasons or mitigate the effects thereof, and upon removal and remedying of such reason said Party shall promptly resume the performance of its obligations, provided, however, that, in removing such reasons or mitigating such efforts, a Party shall not be required to settle strikes or lockouts or government claims by acceding to any demands when, in the discretion of that Party, it would be inappropriate to do so.

9.4	If deliveries are delayed, hindered or prevented due to Force Majeure on Seller’s part, Buyer shall be free to purchase Fuel from third parties during such period.

9.5	Buyer shall be released from the obligation to receive and/or pay for any Fuel not provided or made available by Seller to Buyer due to a Force Majeure.

9.6	In the duration of any Force Majeure event affecting Seller, Seller shall be entitled to apportion the remaining capacity of Fuel as it sees fit, albeit in an equitable and non-discriminatory manner.

9.7

If an event of Force Majeure affecting Seller occurs, and such event of Force Majeure wholly prevents Seller from making available any Fuel hereunder to Buyer, Seller may, in its sole discretion, notify Buyer of Seller’s extension of the term of any particular Location Agreement by a number of days equal to the period from the day such event of Force Majeure took effect until the end of such event of Force Majeure, on condition that such extension of the Agreement is also acceptable to the Buyer.

10.     LIABILITY AND INDEMNITY

10.1

Buyer shall indemnify, defend, HOLD and save harmless the Seller Indemnitees from and against any and all Claims and Losses of Third Parties for loss of or damage to any property whatsoever or for injury, including fatal injury, and death to any person whatsoever that arise out of or are connected with actions or omissions in the performance by Buyer of its obligations under this Agreement, or that arise out of or are connected with the handling, storage, sales, transportation, use, misuse, blending, processing or disposal by or on behalf of Buyer, Buyer’s customers, or their respective Affiliates or their contractors or carriers of any tier, of any Fuel after such Fuel has been delivered to the Delivery Point, except in each case to the extent caused by Seller’s breach of the Agreement, or the negligence or willful misconduct of Seller or any Seller Indemnitee.

10.2

Seller shall indemnify, defend and save harmless the Buyer Indemnitees from and against any and all Claims and Losses of Third Parties for loss of or damage to any property whatsoever or for injury, including fatal injury, and death to any person whatsoever that arise out of or are connected with actions or omissions in the performance by Seller of its obligations under this Agreement, or that arise out of or are connected with the handling, storage, sales, transportation, use, misuse, blending, processing or disposal by or on behalf of Seller or its Affiliates or their contractors or carriers of any tier, of any Fuel prior to the time such Fuel has been delivered to the Delivery Point, except in each case to the extent caused by Buyer’s breach of the Agreement, the negligence or willful misconduct of Buyer or any Buyer Indemnitee.

10.3

The liability of Seller for any loss, damage, claim or other expenditure arising from Seller failing to perform its obligations under the Agreement shall be limited to the prompt refund of the price of an affected delivery or (at Seller’s option), the replacement of affected Fuel at no additional cost to Buyer. The preceding sentence and limitations shall not apply in relation to any indemnities owed by the Seller to the Buyer, including under preceding Section 10.2.

10.4

Notwithstanding anything to the contrary in these General Terms and Conditions or the Agreement, neither Party shall, under any circumstances, be liable to the other Party for consequential, incidental, special, punitive, or exemplary damages arising out of or related to the transactions contemplated under this Agreement, including, but not limited to, lost profits or loss of business, or business interruption damages, even if apprised of the likelihood of such damages occurring, and regardless of whether available in tort or agreement or by statute. These limitations shall apply even if it causes a remedy in this Agreement to have failed of its essential purpose. the limitations of this Section 10.4 shall not prevent the recovery through the indemnification provisions of this Article 10 of consequential, incidental, special, punitive, or exemplary damages suffered by and paid to a Third Party by an indemnified Party (excluding Third Party customers of an indemnified Party) as a result of actions included in the protection afforded by the indemnification provisions of Article 10.

11.     TERMINATION

11.1

In addition to any other rights of termination expressly set forth in this Agreement, in the event Seller withdraws its operation from or Buyer ceases its operation at any location mentioned in a Location Agreement, in any such case for any reason, either Party shall have the right to terminate such Location Agreement. However, in no event shall any such termination relieve Buyer of its obligation to take and pay for, or pay for even if not taken, the Minimum Annual Contract Quantity specified in Article 8 of the Agreement for the remainder of its Term; provided, however, that Buyer shall have no obligation to take and pay for, or pay for even if not taken, quantities specified under such Location Agreement where Seller terminates as provided in the first sentence of this Section 11.1. Where the Seller is the terminating Party, the Seller shall use its best endeavors to give three months’ notice of such termination. Where the Buyer is the terminating Party, the Buyer shall use its best endeavors to give 30 (thirty) days’ notice of such termination. The termination will be effective no earlier than the date stated in the written notice to the other Party.

12.     DEFAULTS AND REMEDIES

12.1

A Party shall be deemed to be in default hereunder if any of the following events occur (each of the following events to be referred to as an “Event of Default”, the Party in default to be referred to as the “Defaulting Party” and the Party not in default to be referred to as the “Non-Defaulting Party”):

a)	The failure to make, when due, any payment required pursuant to this Agreement if such failure is not remedied within thirty (30) days after written notice thereof;

b)

In case of a material breach (or a number of breaches that collectively constitute a material breach, including any continuous or persistent breaches) of the Agreement by the other Party, but only insofar the other Party has not cured its breach of the Agreement within sixty (60) days of receiving written notice of the default from the first Party, provided that if such sixty (60) day period is not sufficient to enable the remedy or cure of such failure in performance, and such Party shall have upon receipt of the initial notice promptly commenced and diligently continues thereafter to remedy such failure, then such Party shall have a reasonable additional period of time not to exceed an additional sixty (60) day period;

c)

If the other Party becomes insolvent, makes a general assignment for the benefit of its creditors or commits an act of bankruptcy or if a petition for its reorganization or readjustment of its indebtedness is filed by or against it and, in the case of any such petition filed against it, such petition is not dismissed within ninety (90) days, or if a receiver, trustee or liquidation of all or substantially all of its property is appointed;

d)	Any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made or repeated; or

e)	For the benefit of Seller, if Buyer fails to satisfy the creditworthiness/collateral requirements of this Agreement and such failure continues for five (5) Business Days after written notice thereof.

Notwithstanding the foregoing, a Party shall not be in default of its obligations hereunder to the extent such failure is, and to that extent only, (i) caused by or is otherwise attributable to a breach by the other Party of its obligations under this Agreement, or (ii) occurs as a result of a Force Majeure event declared by a Party in accordance with this Agreement.

12.2

If either Party reasonably believes that an event has occurred which, if not remedied within the applicable cure period explicitly set forth in Section 12.1 above, would result in an Event of Default by or affecting the other Party, the Non-Defaulting Party shall give the Defaulting Party a notice (a “Default Notice”), which shall specify and provide particulars of the alleged Event of Default. If such Event of Default continues uncured following the cure period specified above for such Event of Default, then the Non-Defaulting Party shall have such remedies as may be available to it at law or in equity subject, however, to the limitations on liability provided herein. For clarity, this shall non-exhaustively include the right to forthwith terminate the Agreement and/or any Location Agreement on written notice to the Defaulting Party, as well as the remedies set forth in Annex III, Article 3. If no cure period is specified in Section 12.1 for the Event of Default evoked by a Party, then occurrence of such Event of Default shall entitle the non-Defaulting Party to terminate this Agreement and any Location Agreement(s) forthwith.

12.3

Notwithstanding early termination, each Party shall fulfil all obligations accrued under the Agreement prior to the time the termination becomes effective and shall not be released from antecedent/accrued rights or liabilities.

13.     SUBCONTRACTING

Seller may, without prior consent of Buyer, subcontract the performance of its obligations under the Agreement in whole or in part to a third party, provided that Seller acknowledges and agrees that it shall be responsible to Buyer for the acts and omissions of its subcontractors to the same extent as Seller is responsible to Buyer for the acts or omissions of its own employees.

14.     NON-WAIVER

No failure or delay of any Party (including their employees and Agents) to exercise any right or power under the Agreement or at law shall operate as a waiver thereof, except as expressly provided in the Agreement, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power under the Agreement, and no waiver of any Party of any provision or part of any provision of the Agreement shall be binding unless expressly confirmed in writing.

15.     NON-DISCLOSURE

15.1

“Confidential Information” means any information disclosed by either Party to the other Party, directly or indirectly, in writing, orally, or by inspection of tangible objects (including documents, prototypes, samples, plant, and equipment), which is designated as “Confidential,” “Proprietary,” or some similar designation, or that should reasonably be understood to be confidential from the context of disclosure. Confidential Information will not, however, include any information that the receiving Party can show by competent evidence: (a) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (b) becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving Party through no action or inaction of the receiving Party; (c) is already in the possession of the receiving Party at the time of disclosure by the disclosing Party, as shown by the receiving Party’s files and records, except if so antecedently received by a Person in the context of the negotiation of this Agreement; (d) is obtained by the receiving Party from a third party without breach of the third party’s obligations of confidentiality; or (e) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information. For the avoidance of doubt, the Agreement, the information contained in the Agreement and the existence of the Agreement itself shall be considered Confidential Information. Each receiving Party shall keep the Confidential Information disclosed to it by the disclosing Party confidential, shall take all measures reasonably necessary to safeguard confidentiality (at any rate no less than those taken by a reasonable business for safeguarding its own highly sensitive commercial information), and shall not disclose such Confidential Information, in whole or in part, except to those of its directors, consultants, officers, and employees, Agents, consultants, advisors, and in the case of Seller, debt or equity finance parties providing or potentially providing financing to Seller or its Affiliates (i) who need to know such Confidential Information for the purpose of this Agreement or for potentially entering into this Agreement, (ii) who have been informed of the confidential nature of such information, and (iii) who are obligated to keep such information in confidence pursuant to terms of this Agreement.

15.2	In addition to the specific obligations otherwise set forth in this Agreement, the receiving Party shall:

a)

safeguard and hold in confidence all such Confidential Information using efforts commensurate with those it employs for the protection of corresponding sensitive information of its own, which in any event shall not be a lesser standard than the type of efforts that would be taken by a reasonable business for the protection of its own highly sensitive information and trade secrets; and

b)

not use such Confidential Information, directly or indirectly, for any purposes other than the performance of this Agreement and not use such Confidential Information for the receiving Party’s own benefit or for any purpose detrimental to the interests of the disclosing Party.

15.3	However:

a)

Each Party is allowed to disclose Confidential Information to any governmental or supranational authority to the extent disclosure is legally compulsory, provided, however, that, to the extent permitted by law, such Party shall inform the disclosing Party of such governmental request for information with advance written notice; and

b)

The Buyer is allowed to disclose information of any findings resulting from any audit, investigation or inspection conducted under this Agreement to members and directors of IATA, IFQP, JIG and other fuel quality organizations the Buyer may be a member of, where such findings relate to a safety of flight issue for the Buyer and/or other aircraft operators.

15.4	In the event of a contested disclosure, the burden of demonstrating that the information in issue was not confidential shall be borne by the Party having received the same.

15.5

Each Party undertakes that, should it commit any breach of its confidentiality obligations under this Agreement, it will take all reasonable measures to remedy the breach. Each Party agrees that money damages may not be a sufficient remedy for any breach of the confidentiality obligations in this Agreement, and each Party shall be entitled to seek injunctive or other equitable relief to remedy or forestall any such breach or threatened breach.

15.6

Nothing in this Agreement is intended to or shall be construed as granting to any Party any license or right under any patent, copyright, or other intellectual property right of the other Party, nor shall this Agreement impair the right of any Party to contest the scope, validity, or alleged infringement of any patent or copyright. This Agreement shall not grant any Party any rights in or to the Confidential Information of the other Party, except as expressly set forth in this Agreement.

16.     NOTICES

16.1	All notices and communications required to be given pursuant to this Agreement shall be:

a)	in writing;

b)

delivered by hand (against receipt), recorded courier or express service, or sent by electronic mail; provided that any communications delivered by electronic email shall be in a portable document format (PDF); and

c)	delivered, sent or transmitted to the address for the recipient’s communications as stated below; provided that:

i)	if the recipient gives the other Party notice of another address, communications shall thereafter be delivered accordingly; and

ii)	if the recipient has not stated otherwise when requesting an approval or consent, it may be sent to the address from which the request was issued.

16.2	Any such notice and communication shall be deemed to have been received by a Party as follows:

a)	if delivered by hand or delivered by courier or express service, at the time of delivery; or

b)

if sent by electronic mail properly addressed and dispatched, upon transmission, if during the recipient’s regular business hours, and otherwise, on the next Business Day, provided that in either case such notice shall not be effective unless a copy of such notice shall be sent by registered or certified mail, return receipt requested, postage prepaid.

16.3	Notices shall be sent between the Parties to the respective addresses as follows (or to such other address as may be specified by Notice to the other Party):

Seller’s address:

Gevo, Inc.,
345 Inverness Drive South
Building C, Suite 310
Englewood, Colorado 80112
Attention: Tim Cesarek
Email: tcesarek@gevo.com

With a copy to:

Gevo, Inc.,
345 Inverness Drive South
Building C, Suite 310
Englewood, Colorado 80112
Attention: General Counsel
Email: GWilliams@gevo.com

Buyer’s address:

Delta Air Lines, Inc.

1030 Delta Blvd. ATG/981

Atlanta, GA 30354, USA

Attention: General Counsel

17.     ENTIRE AGREEMENT

The Agreement contains all agreements, arrangements and stipulations between the Parties in respect of the supply of Fuel for the location(s) specified herein and supersede all prior agreements, arrangements and stipulations in respect of the same subject.

18.     SEVERABILITY

Any provision of the Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof (provided the substance of the agreement between the Parties is not thereby materially altered), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Laws, the Parties hereto hereby waive any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

19.     INDEPENDENT CONTRACTORS

The Parties are and remain independent companies and no partnership, joint venture, or relationship of employee/employer shall arise or is intended to be created by the Agreement between the Parties whether for the purpose of workers’ compensation, national insurance, income tax, social security or otherwise. Nothing in the Agreement shall be construed as to create an association of whatsoever legal form between the Parties. Neither Party shall have authority to contract on behalf of the other Party or otherwise engage the responsibility or liability of the other Party, and shall make no representation to any Third Party to the contrary.

20.     MODIFICATIONS

Modifications or amendments to the Agreement are only valid when expressly agreed upon in writing.

21.     OFFICIAL VERSION

These General Terms and Conditions and the Agreement shall be executed in the English language and the English language will be the only official language. Translations in any other language may be made for convenience purposes, but those translations shall in no event limit, alter, interpret, define or amend the contents of the English version of the General Terms and Conditions or the Agreement.

ANNEX II
LOCATION AGREEMENTS (FOR EACH LOCATION)

to the Fuel Sales Agreement Between Buyer and Seller
dated December 11, 2019

Capitalized terms used by not defined in this Annex II shall have the respective meanings given to them in the Agreement.

1.	Location:	[XXXXX]
2.	Buyer:	[XXXXX]
3.	Buyer Affiliates:	[XXXXX]
4.	Seller:	Gevo, Inc.
5.	Conditions precedent:

Prior to any obligation on the part of Seller to sell Fuel under this Location Agreement, or on the part of Buyer to purchase Fuel under this Location Agreement, all conditions set forth in this Article 5 shall be satisfied (or waived) by Seller, as determined by Seller in its sole discretion:

(i)Seller shall have secured firm off-take commitments for at least 10.0 million U.S. gallons of Fuel per year from Seller’s Facility (inclusive of the Fuel being purchased pursuant to this Location Agreement) and obtained funding to construct Seller’s Facility.

(ii)Seller shall have obtained all governmental authorizations for development of Seller’s Facility and production and delivery of Fuel as required by the Location Agreement including all necessary approvals to supply to the applicable Delivery Point(s), and shall have provided written notice of the same to Buyer.

(iii)The Commencement Date (as defined in the Agreement) has occurred, and Seller’s Facility is completed and producing Fuel.

6.	Delivery Commencement Date:	As of the Commencement Date as set forth in the Agreement.
7.	Last Day of Delivery:	As set forth in Section 4.6 of the Agreement.
8.	Delivery Schedule	[ ]
9.	Fuel specifications:	Fuel compliant with ASTM Standard Specification D7566 Annex 5, “Standard Specification for Aviation Turbine Fuel Containing Synthesized Hydrocarbons” as in effect on the Effective Date.
10.	Price:	As per Article 5 of the Agreement.

DATED ________________________

GEVO, INC. as “Seller”	[ ] as “Buyer”
By:	By:
Name:	Name:
Title:	Title: